Exhibit 2.1

SR/2200523-1	V26607	Annexes: 3	Rep.:

EXTRAORDINARY GENERAL MEETING

The year two thousand twenty.

On thirty one December.

In Ghent, Kortrijksesteenweg 1147, at the offices.

Before us, Stijn RAES, notary public in Ghent, second canton.

IS HELD:

the extraordinary general meeting of the limited liability company “MATERIALISE”, with address at Heverlee (B-3001 Leuven), Technologielaan 15, with company number VAT BE0441.131.254 RPR Leuven.

Company established in accordance with the notarial deed executed before notary Luc Weyts, then in Mechelen, on 28 June 1990, of which an extract was published in the Annexes to the Belgian Official Gazette of 1 August, under number 900801-272.

Of which the articles of association have been amended several times and most recently by (rectificatory) deed executed before the undersigned notary public Stijn Raes, in Ghent, on 27 November 2020, of which an extract was published in the Annexes to the Belgian Official Gazette of 1 December, under number 20358057.

BUREAU

The meeting is opened at 11:01 AM.

Under the chairmanship of Mr. CHANTILLON Vincent, born in Leuven, on September 21, 1993 (national register number 93.09.21-381.35), residing in Sint-Pieters-Woluwe (B-1150 Brussel), Bemelstraat 28/9.

In view of the current circumstances, no bureau will be established.

COMPOSITION OF THE MEETING – ATTENDANCE LIST

The shareholders on the attendance list that will remain attached to this document are present or represented.

This attendance list mentions:

•	the identity of the security holders (shareholders / holders of subscription rights) that are present or represented at the meeting,

•	the domicile or registered office of the shareholders concerned,

•	if applicable, the identity of the proxy of the shareholders concerned, and

•	the number of shares with which such shareholders participate to the vote (if applicable) through their proxy.

The attendance list also included which directors and holders of subscription rights are present at the meeting and whether the statutory auditor is present.

The written powers of attorney, duly signed and received on time, remain in the company’s file.

Subsequently, the attendance list is provided by me, notary, with the word “annex” and closed by the signature of the chairman of the meeting and the undersigned notary.

PRESENTATION OF THE CHAIRMAN

The chairman informs the notary and requests the notary to note the following:

I.	This meeting has the following agenda:

Acknowledgement and discussion of (1) the joint merger proposal drawn up by the board of directors in accordance with article 12:24 of the Belgian Code of Companies and Associations and (2) the reports by (i) the board of directors on the one hand and (ii) the statutory auditor or auditor on the other hand of the companies involved in the merger on the proposed merger, as required by articles 12:25 and 12:26 of the Belgian Code of Companies and Associations.

The shareholders of the company had the right, no later than one (1) month prior to this meeting, to inspect this merger proposal and these reports at the registered office of the company and to obtain them free of charge. Moreover, these documents were made available free of charge on the company’s website for an uninterrupted period of one month prior to the date of the present general meeting.

I. Decision to merge, in accordance with the aforementioned merger proposal, by absorption of the limited liability company “AILANTHUS”, with its registered office at Huldenberg (B-3040 Huldenberg), Jan Van der Vorstlaan 19, with company number 0461.745. 338 RPR Leuven (“company being absorbed”), by way of transfer under universal title, whereby all assets and liabilities, both rights and obligations, resulting from the dissolution without liquidation are transferred to the limited liability company “MATERIALISE”, with registered office at Heverlee (B-3001 Leuven), Technologielaan 15, with company number 0441.131.254 RPR Leuven (“absorbing company”).

II. Capital increase pursuant to the merger in the amount of one million eight hundred and sixty-two thousand three hundred and twenty-eight euro and fifty-five cents (EUR 1,862,328.55), in order to increase the share capital from four million ninety six thousand four hundred eighteen euro seventy two cents (4,096,418.72 EUR) to five million nine hundred fifty eight thousand seven hundred forty seven euro twenty seven cents (5,958,747.27 EUR), by creating a total of thirteen million four hundred and twenty-eight thousand six hundred and eighty-eight (13,428,688) new shares, without designation of nominal value, of the same nature and which will enjoy the same rights and benefits as the existing ones.

III. Approval of the granting of new shares.

IV. Destruction of own shares acquired as a result of the transfer under general title of the assets and liabilities of the company being absorbed, with simultaneous reduction of the equity of the absorbing company (including the share capital) by the amount of the book value the shares had in the company being absorbed.

V. Decision not to continue the business of the company being absorbed and to keep the object of the absorbing company unchanged.

VI. Establishment of the realization of the merger.

Proposed resolution:

I. DECISION TO MERGE IN ACCORDANCE WITH THE AFOREMENTIONED MERGER PROPOSAL

1. Merger by acquisition of the company being absorbed—Transfer of assets and liabilities

The meeting approves the merger proposal as drawn up on November 16, 2020 by the boards of directors of the company being absorbed and the absorbing company and which has been filed and published as aforementioned, in accordance with article 12:24, in fine of the Belgian Code of Companies and Associations.

The meeting approves the transaction by which the absorbing company acquires, by way of merger, the company being absorbed.

As a result of this transaction, all the assets and liabilities of the company being absorbed are transferred, without exception or reservation, to the absorbing company.

The assets and liabilities of the company being absorbed comprise all assets and liabilities, all of which will, without exception and without reservation, be transferred under universal title to the absorbing company, as they appear from the statement of assets and liabilities of the company being absorbed as of today’s date, after completion of a prior partial demerger of the company being absorbed and as specified in more detail in the aforementioned reports.

2. Remuneration—allocation of new shares—exchange ratio

The exchange ratio of the shares will be determined as follows: thirteen million four hundred and twenty-eight thousand six hundred and eighty-eight (13,428,688) fully paid-up new shares in the absorbing company will be allocated to the shareholders of the company being absorbed, i.e. rounded up to two hundred and thirty-six comma twenty-six (230.26) new shares for one (1) share in the company being absorbed (without any cash payment).

Thus, a total of thirteen million four hundred and twenty-eight thousand six hundred and eighty-eight (13,428,688) fully paid-up new registered shares will be issued to the shareholders of the company being absorbed. For the calculation of the exchange ratio to determine the number of new shares to be issued, reference is made to the aforementioned reports of the board of directors on the one hand and the appointed auditor or statutory auditor on the other hand.

These new shares will be distributed to the shareholders of the company being absorbed in the aforementioned proportions.

3.    Method of distribution

The meeting decides that the new shares to be issued to the shareholders in the context of the proposed merger will be issued on the date of today and in accordance with the exchange ratio described in the aforementioned reports.

All new shares will be registered shares without par value and will represent an equal part of the share capital as all other existing shares.

Immediately after the execution of the merger deed, the board of directors of the acquiring company shall record the following information in the share register: the identity of the shareholders of the company being absorbed; the number of shares allocated to the shareholders of the company being absorbed; the date of the merger resolution.

This registration shall be signed by the board of directors of the absorbing company and by the shareholders of the company to be absorbed or their proxy holder.

4.    Participation in the profits and special rights regarding profit sharing

The newly issued shares will be entitled to participate in the profits (regardless of whether these profits were accrued before or after the intended transaction) as of their issuance.

The newly issued shares are of the same nature and confer the same rights as the existing shares of the absorbing company.

5.    Accounting date

All transactions of the company being absorbed are, as of (and including) today, deemed to have been carried out for accounting and tax purposes on behalf of the absorbing company.

6.    Legal date

This merger by absorption will legally take effect on the date of the current general meeting, i.e. December 31, 2020.

7.    Preferential shares or securities

There are no preferential shares or securities in the company to be absorbed to which special rights have been granted.

8.    Remuneration (statutory) auditor, auditor

The remuneration of the statutory auditor of the absorbing company for the preparation of the report to be drawn up by him in accordance with article 12:26 of the Belgian Code of Companies and Associations will be approximately twenty thousand euros (20,000.00 EUR).

The remuneration of the auditor appointed by the board of directors of the company being absorbed for the preparation of the report to be drawn up by her in accordance with Article 12:26 of the Belgian Code of Companies and Associations will be approximately two thousand four hundred euros (2,400.00 EUR).

9.    Special benefits for directors

No special benefits are granted to the members of the boards of directors of the merging companies.

10.    Transfer of ownership

The meeting approves the transfer of ownership of the assets and liabilities of the company being absorbed.

The assets and liabilities of the company being absorbed include all assets and liabilities, all of which, without exception and without reservation, will be transferred under general title to the absorbing company as they appear from the statement of assets and liabilities of the company being absorbed as of today’s date, after completion of a prior partial demerger of the company being absorbed and as detailed in the aforementioned reports.

11.    Real estate

The company being absorbed has declared not to be the owner/ holder of real estate/rights in rem.

12.    Other elements of the acquired assets and liabilities

After the preceding partial demerger, the company being absorbed will have no other activity except holding the participation in the acquiring company.

II. CAPITAL INCREASE FOLLOWING MERGER

The meeting decides, following the merger by absorption, to increase the share capital by a total of one million eight hundred and sixty-two thousand three hundred and twenty-eight euro and fifty-five cents (EUR 1,862,328.55), to increase the capital from four million ninety six thousand four hundred eighteen euro seventy two cents (4,096,418.72 EUR) to five million nine hundred fifty eight thousand seven hundred forty seven euro twenty seven cents (5,958,747.27 EUR), by creating a total of thirteen million four hundred and twenty-eight thousand six hundred and eighty-eight (13,428,688) new shares, fully paid up, with the same rights and obligations as the existing shares and sharing in the profits as of today.

These new shares will be allocated to the respective shareholders of the company to be absorbed, as mentioned above.

REALIZATION OF CAPITAL INCREASE

The meeting takes note of and requests the notary to authentically take note of the realization of the share capital increase of one million eight hundred and sixty-two thousand three hundred and twenty-eight euro and fifty-five cents (EUR 1,862,328.55) and that the share capital was thus effectively increased to five million nine hundred fifty eight thousand seven hundred forty seven euro twenty seven cents (5,958,747.27 EUR), represented by sixty-seven million five hundred and ninety seven thousand nine hundred forty five (67,597,945) shares, with no indication of value.

III. APPROVAL OF ALLOCATION OF NEW SHARES

The meeting explicitly decides to approve the allocation of the thirteen million four hundred and twenty-eight thousand six hundred and eighty-eight (13,428,688) new registered shares of the absorbing company to the respective shareholders of the company being absorbed, as set out above, and more specifically:

•

to Ms INGELAERE Hilde Maria Magdalena, born in Roeselare, on 10 April 1962, wife of Mr VANCRAEN Wilfried, residing in Loonbeek (B-3040 Huldenberg), J. Van der Vorstlaan 19, aforementioned, 13,294,447 shares, and,

•

to Mr VANCRAEN Wilfried Frans Isidoor, born in Duffel, on 3 December 1961, husband of Mrs INGELAERE Hilde, residing in Loonbeek (B-3040 Huldenberg), J. Van der Vorstlaan 19, aforementioned, 134,241 shares.

IV. CANCELLATION OF OWN SHARES WITH SIMULTANEOUS REDUCTION OF THE EQUITY OF THE ABSORBING COMPANY

The meeting notes that as a result of the transfer under general title of the assets and liabilities of the company being absorbed as a result of the merger by absorption, it is the owner of thirteen million four hundred and twenty-eight thousand six hundred and eighty-eight (13,428,688) of its own shares, in accordance with Article 7:216, 2° of the Belgian Code of Companies and Associations.

The meeting decides to cancel the thirteen million four hundred and twenty-eight thousand six hundred and eighty-eight (13,428,688) treasury shares.

In accordance with article 7:219, §§ 3 and 4 of the Code of companies and associations, the cancellation of these shares will be imputed within the absorbing company as follows:

•

the share capital, for an amount of one million eight hundred sixty-two thousand three hundred twenty eight euro fifty five cents (EUR 1,862,328.55), so that the share capital is brought from five million nine hundred fifty eight thousand seven hundred forty seven euro twenty seven cents (5,958,747.27 EUR) back to four million ninety six thousand four hundred eighteen euro seventy two cents (4,096,418.72 EUR);

•	the legal reserve, for an amount of EUR 25,521.44;

•	the available reserves, for an amount of EUR 19,566.24; and

•	the profit carried forward, for an amount of EUR 365,521.92.

V. DECISION NOT TO CONTINUE THE ACTIVITY OF THE COMPANY BEING ABSORBED

In order to comply with the provision of article 12:32, first paragraph, of the Code of Companies and Associations, the meeting decides not to continue the business activity of the company being absorbed and to maintain its object in its entirety, as described in article 4 of the company’s articles of association.

VI. ESTABLISHMENT OF THE REALIZATION OF THE MERGER

The meeting notes and requests the notary to note that, as a result of the preceding resolutions:

a) the condition precedent to which the resolutions passed by the extraordinary shareholders’ meeting of the company being absorbed, relating to its merger, held today prior to this meeting, have been fulfilled;

b) the merger of the company with and by absorption of the limited liability company “AILANTHUS”, with its registered office at Huldenberg (B-3040 Huldenberg), Jan Van der Vorstlaan 19, with company number 0461.745.338 RPR Leuven, will take effect as of today;

c) the merger, therefore, will be final as of today and will have full effect as of this date;

d) the company being absorbed will, as of today, cease to exist.

II. There are currently fifty-four million one hundred and sixty-nine thousand two hundred and fifty-seven (54,169,257) shares, all registered and with voting rights, and no other classes of securities other than subscription rights have been created by the company.

III. As all shares are registered, the convocation notices, mentioning the agenda, were, in accordance with Article 7:127 (and Article 2:31) of the Code of Companies and Associations, communicated at least fifteen (15) days prior to the meeting to the registered shareholders and holders of other registered securities, as well as to the directors and to the statutory auditor of the company; the addressees who received this communication other than by registered letter have individually, expressly and in writing agreed to receive the notice by another means of communication.

The convocation notice for this extraordinary general meeting was also made by means of an announcement posted on the company’s website (https://investors.materialise.com/) at least fifteen (15) days prior to this meeting.

The convocation notice mentioned the following:

“In light of the COVID-19 pandemic, it is currently envisaged that certain measures imposed by the Belgian Government to deal with this pandemic, such as the obligation to guarantee a distance of 1.5 meters between each person, may still be in force on 31 December 2020, date of the Meeting. These measures are in the interest of the health of individual security holders, as well as of the Company’s employees and others responsible for the organisation of the Meeting. It cannot be excluded that the Belgian Government will again impose additional measures. We are closely monitoring the situation and will publish all relevant information and measures that have an impact on the Meeting on the Materialise website (https://investors.materialise.com/). In light of this, the Company will offer the possibility to attend the Meeting electronically and recommends that the security holders that wish to participate in the Meeting make, as much as practically possible, use of the right to vote by proxy or by voting form. Furthermore, it is recommended that security holders that wish to make use of their right to ask questions with respect to the items on the agendas of the Meeting do so in writing. The modalities of the aforementioned means of participation in the Meeting are set out in this invitation.”

The company’s auditor was informed of the holding of this meeting and of its agenda. He has, by a letter addressed to the company (a) expressly exempted the latter from any convocation as far as he is concerned, as prescribed by article 7:127. of the Code of Companies and Associations and (b) declared to have taken note of both the draft of these minutes and the documents referred to in article 7:132. of the Code of Companies and Associations.

The chairman hands over to the notary a copy of the aforementioned written exemption, with a request to keep it in his file.

IV. In accordance with the Code of Companies and Associations, an attendance quorum of at least 50 percent (50%) of the outstanding shares must be present or represented at the extraordinary general shareholders’ meeting for the deliberation and vote on the items on the aforementioned agenda of the extraordinary general shareholders’ meeting.

The aforementioned attendance list shows that forty-seven million nine hundred seventy-four thousand three hundred forty-seven (47,974,347) shares are present or represented at the meeting, or eighty-eight point five six three seven nine percent (88.56379%) of the shares issued by the company, this being more than half of the share capital.

The chairman declares that no holders of subscription rights have provided a notification with a view to participate to this meeting.

The meeting has therefore the adequate numbers to validly deliberate on the agenda items.

IV. Only persons who are shareholders of the Company (and whose shares are registered in their name in the shareholders’ register of the Company) on the third business day prior to the Meeting, i.e. 28 December 2020 (the “Registration Date”) at midnight (CET) are entitled to participate in and vote at the Meeting. In addition, in accordance with Article 27 of the articles of association of the Company, the right of a shareholder to participate in and vote at the Meeting was subject to the notification in writing by the shareholder, by the Registration Date at 5:00 p.m. (CET) at the latest of his/her intention to participate in the Meeting and the number of shares for which he/she wants to participate. Shareholders had to send such notification by e-mail to Mr. Vincent Chantillon, (email: vincent.chantillon@materialise.be). Aforementioned Mr. CHANTILLON Vincent, declares not to have received such notifications.

V. In accordance with applicable law, the proposed resolutions referred to in the above agenda of the extraordinary shareholders’ meeting will be passed if they are approved by a seventy-five percent (75%) majority of the votes validly cast by shareholders.

VI. Each share has one (1) vote, subject to legal and statutory restrictions and exceptions. In accordance with Article 7:135 of the Code of Companies and Associations, the holders of subscription rights may participate in the extraordinary general meeting, but only with an advisory vote. No holders of subscription rights offered to participate in this extraordinary general meeting.

VII. The Company has provided the possibility for the security holders to attend the Meeting electronically. Furthermore, the security holders had the opportunity – respecting the modalities provided below – to ask questions in writing by means of the proxy form with voting instructions to Mr. CHANTILLON Vincent. Aforementioned Mr. CHANTILLON Vincent declares not to have received such written questions.

Practical information in relation to the electronic participation to the Meeting was announced on the website: https://investors.materialise.com/.

VIII. The company is not or was not a listed company.

QUESTIONS

The chairman reminds that during the present meeting a question session is scheduled. Holders of shares and subscription rights also had the opportunity to submit written questions to the company prior to the meeting in relation to items on the agenda. Such questions had to be addressed to the company by e-mail at the e-mail address vincent.chantillon@materialise.be by the Registration Date at the latest.

Questions validly addressed to the company will be adressed during the question session. Questions of a security holder will only be considered if he or she has complied with all formalities to attend the Meeting.

The chairman notes that no questions were asked prior to the meeting, nor are questions currently being asked by the security holders present or represented (to the extent that there are any).

DECLARATION THAT THE MEETING IS VALIDLY COMPOSED

All these facts have been verified and found to be correct by the meeting, which recognizes to be validly constituted and authorized to deliberate on the agenda.

The shareholders, present or represented as mentioned above, declare that the shares with which they participate to this extraordinary general meeting (1) are not subject to any pledge or any other restriction that would prevent the free exercise of their voting rights, (2) nor have their shares been the subject of a gift in which they benefited from a favorable tax regime in the area of registration duties / registration tax and (3) their shares have not been acquired by inheritance in which they benefited from a favorable tax regime in the area of inheritance duties / inheritance tax, whereby the currently planned legal act could jeopardize the tax advantage enjoyed.

The chairman sets out the reasons that form the basis of the content of the agenda.

LANGUAGE LEGISLATION

The shareholders, present or represented as set out, acknowledge that the notary has informed them about the currently applicable language legislation.

The meeting starts with the agenda.

DETERMINATION THAT THE LEGAL MERGER FORMALITIES HAVE BEEN COMPLIED WITH

The chairman declares the following:

1.

On 16 November 2020, the merger proposal was drawn up by the management bodies of the companies that will enter into the merger in accordance with article 12:24 of the Code of Companies and Associations.

2.

For both the acquiring company as the company being acquired, this merger proposal was deposited at the clerk’s office of the Commercial Court of Leuven and published by means of an extract in the Annexes to the Belgian Official Gazette of 23 November thereafter, under number 20137728 for the company being acquired and under number 20137729 for the acquiring company.

3.

In accordance with article 12:25 of the Code of Companies and Associations, the managing body has drawn up a written report on 30 November 2020, in which it explains the state of assets and liabilities of the companies to be merged and in which it also explains and justifies, from a legal and economic point of view, the desirability of the merger, its conditions, the way in which the merger will take place and its consequences, the methods with which the exchange ratio of the shares was determined, the relative weight attached to each of these methods, the valuation to which each method leads, any difficulties that may have arisen and the proposed exchange ratio.

4.

In accordance with article 12:26 of the Code of Companies and Associations, the statutory auditor of the company, the private limited liability company “KPMG BEDRIJFSREVISOREN”, with registered office at Zaventem (B-1930 Zaventem), Luchthaven Brussel Nationaal, 1K, with company number VAT BE0419.122.548 RPR Brussels, Dutch division, represented by Mr. JACKERS Götwin, auditor, has prepared a written report on the merger report on 30 November 2020. The statutory auditor must state whether the exchange ratio is, in his opinion, relevant and reasonable. This statement includes at least: 1° according to which methods the proposed exchange ratio has been determined; 2° whether these methods are appropriate in the case at hand and the valuation to which each method used leads; he must also give an opinion on the relative weight attached to these methods in determining the value taken into account. The report also mentions, if relevant, the difficulties in the valuation.

The report of the statutory auditor contains conclusions taken verbatim below:

“We have analyzed the draft proposal for merger through acquisition, drafted by the Boards of Directors of Materialise NV and Ailanthus NV, which relates to the merger by acquisition of Ailanthus NV by Materialise NV. This transaction will take effect from an accounting point of view on 31 December 2020 at 0h00. The transaction is realized on the basis of an exchange ratio, whereby 13,428,699 shares of Materialise NV are granted for 58,320 shares of Ailanthus NV. The contemplated merger is compensated by the issuance of 13,428,688 new ordinary shares of Materialise NV, during the extraordinary shareholders’ meeting which decides about the merger.

The companies involved are valued in an identical manner, and more in particular, on the basis of the average stock value of the share Materialise NV (in a one on one ratio represented by American Depositary Shares) on the NASDAQ stock exchange during a period of 30 calendar days from 27 October 2020 until 25 November 2020, included. This method has resulted in a value of respectively 1,816,187,530 EUR for Materialise NV and 450,237,220 EUR for Ailanthus NV.

The exchange ratio has been determined by the proportion of the value of one share of either of the companies, i.e. 33.53 EUR for Materialise NV and 7,720.12 EUR for Ailanthus NV.

As a conclusion of the activities carried out by us, in accordance with the professional standards applicable in Belgium and more in particular the standard in relation to the control of merger and demerger transactions of companies, we are of the opinion that the exchange ratio is relevant and reasonable, on the condition that at the moment of the contemplated merger as included in the merger proposal, and which the Boards of Directors have taken into account upon determination of the exchange ratio, the conditions precedent will have been fulfilled, i.e.

1.

The availability of a positive decision of the Office for Rulings in Fiscal Matters (Dienst Voorafgaande Belissingen in Fiscale Zaken), confirming the tax neutrality of the contemplated merger for both Ailanthus NV as Materialise NV;

2.

The completion of the aforementioned partial demerger of Ailanthus NV, as a result of which the assets of Ailanthus NV will consist solely of the 13,428,688 shares which Ailanthus NV owns in Materialise NV (and the accounting net equity components corresponding thereto); and

3.

The execution of a final agreement between Materialise NV, on the one hand, and Ailanthus NV and its shareholders Mr Wilfried Vancraen and Mrs Hilde Ingelaere, on the other hand, relating to the commitment of Ailanthus NV and its shareholders to Materialise NV to compensate all costs of Materialise NV, all possible liabilities of Materialise NV and any and all disadvantageous tax consequences for some of its shareholders (to the extent that any such liabilities and/or consequences would arise).

Lastly, we wish to remind that our assignment does not consist of formulating an opinion on the legality and fairness of the transaction, or, in other words, that our report is not a “fairness opinion”.

This report has been drafted in execution of art. 12:26 of the Code of Companies and Associations and is exclusively intended for the shareholders and only in the framework of the contemplated merger, as described above, and may not be used for other purposes.

Zaventem, 30 November 2020

(digitally signed)

KPMG auditors

Statutory auditor

Represented by

Götwin Jackers

Auditor.”

The attendees, present and represented as mentioned above, confirm that they do not have any comments on the aforementioned reports and declare that they agree with their contents as well as with the conclusions included therein.

A copy of these reports, initialled by the notary public and the attendees, present and represented as mentioned above, will remain attached to this document in order to be registered together with this deed.

5.

In accordance with article 12:28., §1 of the Code of Companies and Associations, the merger proposal and the reports referred to in articles 12:25 and 12:26, as well as the possibility for the partners or shareholders to obtain said documents free of charge, have been mentioned in the agenda of this meeting. The holders of registered shares were provided with a copy of these documents in accordance with article 2:32. of the Code of Companies and Associations no later than one month prior to this general meeting.

6.

In accordance with the same article 12:28, §§2 and 3 of the Code of Companies and Associations, the shareholders have had the opportunity, at least one month before the date of this meeting, to inspect the following documents at the registered office of the company or to obtain a complete or, if desired, partial copy free of charge:

1°	the merger proposal;

2°	if applicable, the reports referred to in articles 12:25 and 12:26;

3°	the annual accounts for the last three (3) financial years of each of the companies involved in the merger;

4°	the reports of the management body and the reports of the statutory auditor for the last three (3) financial years, if there is one;

5°

if applicable, if the last annual accounts relate to a financial year closed more than six (6) months prior to the date of the merger proposal: an interim statement of assets and liabilities not closed more than three (3) months prior to the date of the merger proposal.

CHANGES IN THE STATE OF ASSETS AND LIABILITIES

The shareholders of the company, present and represented as aforesaid, declare that they have been informed in writing by the management body of the company as well as by the management body of the acquired company of any significant changes to the assets and liabilities of the company that would have occurred between the date of the drafting of the merger proposal and the date of the present general meeting.

RESOLUTIONS

Subsequently, the shareholders, represented as mentioned above, have taken the following resolutions, which they have requested the notary to authenticate:

SOLE RESOLUTION: MERGER

I. DECISION TO MERGE IN ACCORDANCE WITH THE AFOREMENTIONED MERGER PROPOSAL

1. Merger by acquisition of the company being absorbed—Transfer of assets and liabilities

The meeting approves the merger proposal as drawn up on November 16, 2020 by the boards of directors of the company being absorbed and the absorbing company and which has been filed and published as aforementioned, in accordance with article 12:24, in fine of the Belgian Code of Companies and Associations.

The meeting approves the transaction by which the absorbing company acquires, by way of merger, the company being absorbed.

As a result of this transaction, all the assets and liabilities of the company being absorbed are transferred, without exception or reservation, to the absorbing company.

The assets and liabilities of the company being absorbed comprise all assets and liabilities, all of which will, without exception and without reservation, be transferred under universal title to the absorbing company, as they appear from the statement of assets and liabilities of the company being absorbed as of today’s date, after completion of a prior partial demerger of the company being absorbed and as specified in more detail in the aforementioned reports.

2. Remuneration—allocation of new shares—exchange ratio

The exchange ratio of the shares will be determined as follows: thirteen million four hundred and twenty-eight thousand six hundred and eighty-eight (13,428,688) fully paid-up new shares in the absorbing company will be allocated to the shareholders of the company being absorbed, i.e. rounded up to two hundred and thirty-six comma twenty-six (230.26) new shares for one (1) share in the company being absorbed (without any cash payment).

Thus, a total of thirteen million four hundred and twenty-eight thousand six hundred and eighty-eight (13,428,688) fully paid-up new registered shares will be issued to the shareholders of the company being absorbed. For the calculation of the exchange ratio to determine the number of new shares to be issued, reference is made to the aforementioned reports of the board of directors on the one hand and the appointed auditor or statutory auditor on the other hand.

These new shares will be distributed to the shareholders of the company being absorbed in the aforementioned proportions.

3. Method of distribution

The meeting decides that the new shares to be issued to the shareholders in the context of the proposed merger will be issued on the date of today and in accordance with the exchange ratio described in the aforementioned reports.

All new shares will be registered shares without par value and will represent an equal part of the share capital as all other existing shares.

Immediately after the execution of the merger deed, the board of directors of the acquiring company shall record the following information in the share register: the identity of the shareholders of the company being absorbed; the number of shares allocated to the shareholders of the company being absorbed; the date of the merger resolution.

This registration shall be signed by the board of directors of the absorbing company and by the shareholders of the company to be absorbed or their proxy holder.

4. Participation in the profits and special rights regarding profit sharing

The newly issued shares will be entitled to participate in the profits (regardless of whether these profits were accrued before or after the intended transaction) as of their issuance.

The newly issued shares are of the same nature and confer the same rights as the existing shares of the absorbing company.

5. Accounting date

All transactions of the company being absorbed are, as of (and including) today, deemed to have been carried out for accounting and tax purposes on behalf of the absorbing company.

6. Legal date

This merger by absorption will legally take effect on the date of the current general meeting, i.e. December 31, 2020.

7. Preferential shares or securities

There are no preferential shares or securities in the company to be absorbed to which special rights have been granted.

8. Remuneration (statutory) auditor, auditor

The remuneration of the statutory auditor of the absorbing company for the preparation of the report to be drawn up by him in accordance with article 12:26 of the Belgian Code of Companies and Associations will be approximately twenty thousand euros (20,000.00 EUR).

The remuneration of the auditor appointed by the board of directors of the company being absorbed for the preparation of the report to be drawn up by her in accordance with Article 12:26 of the Belgian Code of Companies and Associations will be approximately two thousand four hundred euros (2,400.00 EUR).

9. Special benefits for directors

No special benefits are granted to the members of the boards of directors of the merging companies.

10. Transfer of ownership

The meeting approves the transfer of ownership of the assets and liabilities of the company being absorbed.

The assets and liabilities of the company being absorbed include all assets and liabilities, all of which, without exception and without reservation, will be transferred under general title to the absorbing company as they appear from the statement of assets and liabilities of the company being absorbed as of today’s date, after completion of a prior partial demerger of the company being absorbed and as detailed in the aforementioned reports.

11. Real estate

The company being absorbed has declared not to be the owner/ holder of real estate/rights in rem.

12. Other elements of the acquired assets and liabilities

After the preceding partial demerger, the company being absorbed will have no other activity except holding the participation in the acquiring company.

II. CAPITAL INCREASE FOLLOWING MERGER

The meeting decides, following the merger by absorption, to increase the share capital by a total of one million eight hundred and sixty-two thousand three hundred and twenty-eight euro and fifty-five cents (EUR 1,862,328.55), to increase the capital from four million ninety six thousand four hundred eighteen euro seventy two cents (4,096,418.72 EUR) to five million nine hundred fifty eight thousand seven hundred forty seven euro twenty seven cents (5,958,747.27 EUR), by creating a total of thirteen million four hundred and twenty-eight thousand six hundred and eighty-eight (13,428,688) new shares, fully paid up, with the same rights and obligations as the existing shares and sharing in the profits as of today.

These new shares will be allocated to the respective shareholders of the company to be absorbed, as mentioned above.

REALIZATION OF CAPITAL INCREASE

The meeting takes note of and requests the notary to authentically take note of the realization of the share capital increase of one million eight hundred and sixty-two thousand three hundred and twenty-eight euro and fifty-five cents (EUR 1,862,328.55) and that the share capital was thus effectively increased to five million nine hundred fifty eight thousand seven hundred forty seven euro twenty seven cents (5,958,747.27 EUR), represented by sixty-seven million five hundred and ninety seven thousand nine hundred forty five (67,597,945) shares, with no indication of value.

III. APPROVAL OF ALLOCATION OF NEW SHARES

The meeting explicitly decides to approve the allocation of the thirteen million four hundred and twenty-eight thousand six hundred and eighty-eight (13,428,688) new registered shares of the absorbing company to the respective shareholders of the company being absorbed, as set out above, and more specifically:

•

to Ms INGELAERE Hilde Maria Magdalena, born in Roeselare, on 10 April 1962, wife of Mr VANCRAEN Wilfried, residing in Loonbeek (B-3040 Huldenberg), J. Van der Vorstlaan 19, aforementioned, 13,294,447 shares, and,

•

to Mr VANCRAEN Wilfried Frans Isidoor, born in Duffel, on 3 December 1961, husband of Mrs INGELAERE Hilde, residing in Loonbeek (B-3040 Huldenberg), J. Van der Vorstlaan 19, aforementioned, 134,241 shares.

IV.	CANCELLATION OF OWN SHARES WITH SIMULTANEOUS REDUCTION OF THE EQUITY OF THE ABSORBING COMPANY

The meeting notes that as a result of the transfer under general title of the assets and liabilities of the company being absorbed as a result of the merger by absorption, it is the owner of thirteen million four hundred and twenty-eight thousand six hundred and eighty-eight (13,428,688) of its own shares, in accordance with Article 7:216, 2° of the Belgian Code of Companies and Associations.

The meeting decides to cancel the thirteen million four hundred and twenty-eight thousand six hundred and eighty-eight (13,428,688) treasury shares.

In accordance with article 7:219, §§ 3 and 4 of the Code of companies and associations, the cancellation of these shares will be imputed within the absorbing company as follows:

•

the share capital, for an amount of one million eight hundred sixty-two thousand three hundred twenty eight euro fifty five cents (EUR 1,862,328.55), so that the share capital is brought from five million nine hundred fifty eight thousand seven hundred forty seven euro twenty seven cents (5,958,747.27 EUR) back to four million ninety six thousand four hundred eighteen euro seventy two cents (4,096,418.72 EUR);

•	the legal reserve, for an amount of EUR 25,521.44;

•	the available reserves, for an amount of EUR 19,566.24; and

•	the profit carried forward, for an amount of EUR 365,521.92.

V.	DECISION NOT TO CONTINUE THE ACTIVITY OF THE COMPANY BEING ABSORBED

In order to comply with the provision of article 12:32, first paragraph, of the Code of Companies and Associations, the meeting decides not to continue the business activity of the company being absorbed and to maintain its object in its entirety, as described in article 4 of the company’s articles of association.

VI.	ESTABLISHMENT OF THE REALIZATION OF THE MERGER

The meeting notes and requests the notary to note that, as a result of the preceding resolutions:

a) the condition precedent to which the resolutions passed by the extraordinary shareholders’ meeting of the company being absorbed, relating to its merger, held today prior to this meeting, have been fulfilled;

b) the merger of the company with and by absorption of the limited liability company “AILANTHUS”, with its registered office at Huldenberg (B-3040 Huldenberg), Jan Van der Vorstlaan 19, with company number 0461.745.338 RPR Leuven, will take effect as of today;

c) the merger, therefore, will be final as of today and will have full effect as of this date;

d) the company being absorbed will, as of today, cease to exist.

VOTE

The proposal is put to a vote.

It is adopted as shown below:

1.	Number of shares for which votes have been validly submitted: 47,974,347

2.	Percentage that the amount of shares mentioned above represent in the share capital: 88.56379%

3.	Number of validly issued votes: 47,974,347

of which,

In favour:	47,963,593 (99.98%)
Against:	5,470 (0.01%)
Abstentions:	5,284 (0.01%)

As such, the proposal is approved.

VERIFICATION OF LEGALITY

After examination, the undersigned notary confirms the existence and both the internal and external legality of the legal acts and formalities to which this company is bound, as referred to in article 12:31. of the Code of Companies and Associations.

The meeting declares that it agrees with this observation and that it has not found any irregularities or difficulties.

PRO FISCO STATEMENT

The meeting confirms and requests the undersigned notary to establish that this merger is taking place subject to the benefits of and with the exemption provided for in articles 211 in conjunction with 183bis of the Income Tax Code of 1992.

The acquired and acquiring companies are subject to value added tax under the numbers BE0461.745.338 and BE0441.131.254 respectively.

QUESTIONS OF THE SHAREHOLDERS

The meeting finds that no questions are asked by the shareholders to the director(s) and statutory auditor of the company, in accordance with article 7:139 of the Code of Companies and Associations.

DECLARATIONS

The members of the meeting, present and represented as mentioned above, declare and confirm that the notary: a) has duly informed them of the rights, obligations and burdens arising from these minutes and has advised them impartially; b) has drawn their attention to the conflicting interests and unbalanced clauses which he would have identified and to the right of each party to appoint another notary or to be assisted by a lawyer.

The chairman of the meeting and the persons attending this meeting declare to have received the draft of these minutes at least five working days prior to this meeting.

CONCLUSION

After the agenda has been exhausted, the meeting is adjourned at 12:39 PM.

IDENTIFICATION OBLIGATION (ART. 11 OWN AND ART. 4 RNK)

The notary confirms that the identity details of the persons signing this deed are known to him or have been proved to him by means of evidence of identity.

IDENTIFICATION OF PARTIES (ART. 12 OWN & ART. 2BIS W.REG.)

The identification number from the national register/bis register or the company number of each party to the deed was given.

LEGAL CAPACITY OF PARTIES

All parties declare, at the explicit request of the notary, to be fully legally competent and therefore: not needing the assistance of an administrator, legal counsel or trustee; not being in a state of bankruptcy or obvious incapacity ; not having been a director or manager of a bankrupt company with the application of article XX.229 of the Economic Law Code; not falling under the application of the law on collective debt settlement; not falling under the application of the law on the continuity of enterprises.

RIGHT TO WRITINGS

The right to writings amounts to ninety-five euros (95.00 EUR).

OF WHICH, AN OFFICIAL RECORD

Drawn up on the place and date as mentioned above.

After reading and explaining these minutes, in their entirety with respect to the information provided by law, and in part with respect to the other provisions, the chairman of the meeting, qualitate qua, and the members of the meeting, present and represented as mentioned above, sign with Us, notary, after approval of the deletion of ... word(s), ... line(s), .... number(s), ... letter(s), ... number(s) and ... page(s) as null and void in this text.